EXHIBIT 23.3

RP® financial, lc.

Financial Services Industry Consultants
August 29, 2006
Board of Directors
FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington 99403
RE: Consent of RP® Financial, LC. (“RP Financial”)
Members of the Board:
     We hereby consent to the inclusion of our opinion letter, dated June 4, 2006, to the Board of Directors of FirstBank NW Corp. as an Exhibit to the Proxy Statement/Prospectus relating to the proposed merger by and between FirstBank NW Corp. and Sterling Financial Corporation contained in Sterling Financial Corporation’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or Regulations.

Sincerely,

RP® FINANCIAL, LC.

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